UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest reported):    October 13, 2004

CBD Media LLC

(Exact name of registrant as specified in its chapter)

Delaware	333-107783	02-0553288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Plum Street, Suite 900

Cincinnati, Ohio 45202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (513) 397-6794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition* & Item 7.01. Regulation FD Disclosure*

On October 12, 2004. CBD Media LLC issued a press release, attached as exhibit 99.1 and incorporated by reference to Items 2.02 and 7.01, that disclosed information in the second paragraph therein regarding its financial condition for the third quarter ended September 30, 2004. Furthermore, as of September 30, 2004, CBD Media LLC had debt balances of $130 million of senior debt, $280 million of total debt, and $266 million of net debt, which is calculated by subtracting total debt minus cash and equivalents.

On October 12, 2004, CBD Media LLC issued a press release announcing an amendment to its senior credit facility and the possible issuance of senior notes by its parent entity.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles. EBITDA is included to provide additional information with respect to your ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is used as a measure of operations and our ability to meet our debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Management believes the most directly comparable measure to EBITDA calculated in accordance with generally accepted accounting principles is operating cash flow as presented in the statement of cash flows.

Adjusted EBITDA, as used here, is based on the definition in our senior credit facility and consists of net income (loss) plus the sum of (a) income taxes, (b) interest expense, net, (c) depreciation and amortization expense, (d) defined transaction fees and expenses, (e) non-cash expenses, (f) certain non-recurring expenses (g) annual fees paid to an affiliated company for advisory services and (h) extraordinary items. Adjusted EBITDA is useful for management in determining compliance with restrictive covenants in our senior credit facility. Set forth below is a reconciliation to cash flows provided by (used in) operating activities of EBITDA and Adjusted EBITDA. CBD Media LLC also presents Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to net revenues.

	Period From January 1, 2002 to March 7,	Period From March 8, 2002 to December 31,	Year Ended December 31,	Six Months Ended June 30,		Twelve Months Ended June 30,
	2002 (1)	2002	2003	2003	2004	2004
($ in millions)
Statement of operations data:
Cash flows provided by (used in) operating activities	$7.9	$34.0	$28.0	$4.5	$6.5	$30.1
Cash interest expense	—	6.8	19.4	11.4	10.7	18.7
Changes in working capital accounts	(5.0)	(0.9)	1.7	10.3	7.2	(1.3)
Taxes paid	2.1	—	0.0	0.0	0.0	(0.0)

EBITDA	$5.0	$39.8	$49.1	$26.1	$24.4	$47.4

Plus:
Spectrum management fee	N/A	—	1.3	0.3	1.0	2.1
One-time management bonus associated with June ‘03 recapitalization	N/A	—	1.0	0.0	0.0	1.0
Taxes paid regarding management units previously issued	N/A	—	0.0	0.0	1.5	1.5

Adjusted EBITDA	5.0	39.8	51.4	26.4	26.9	52.0

Net revenues	14.3	67.5	86.3	43.0	44.6	87.9

Adjusted EBITDA margin	35.0%	59.0%	59.6%	61.4%	60.3%	59.2%

(1)	Represents operations of our predecessor.

	Three Months Ended March 31, 2003	Three Months Ended June 30, 2003	Three Months Ended September 30, 2003	Three Months Ended December 31, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
($ in millions)
Statement of operations data:
Cash flows provided by (used in) operating activities	$8.7	$(4.2)	$18.1	$5.4	$5.5	$1.0
Cash interest expense	2.8	8.5	.1	8.0	3.4	7.3
Changes in working capital accounts	(1.2)	9.1	(6.7)	(1.9)	3.8	3.5
Taxes paid	—	—	—	—	—	—

EBITDA	12.7	13.4	11.5	11.5	12.7	11.8

Plus:
Spectrum management fee	.1	.2	.5	.5	.5	.5
One-time management bonus associated with June ‘03 recapitalization	—	—	1.0	—	—	—
Taxes paid regarding management units previously issued	—	—	—	—	—	1.5

Adjusted EBITDA	12.8	13.6	13.0	12.0	13.2	13.8

Net revenues	21.1	21.9	21.6	21.6	21.7	22.9

Adjusted EBITDA margin	60.7%	62.1%	60.2%	55.6%	60.8%	60.3%

Item 9.01. Financial Statements and Exhibits*

(c)	Exhibits.

Exhibit No.	Description

99.1	CBD Media LLC’s press release dated October 12, 2004 relating to an amendment to its senior credit facility and the possible issuance of senior notes by its parent entity

*      The information in Items 2.02, 7.01 and 9.01 of Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in Items 2.02, 7.01 and 9.01 shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 13th day of October 2004.

CBD MEDIA LLC

By:	/S/ JOHN P. SCHWING
Name:	John P. Schwing
Title:	Vice President of Finance and Administration and Chief Financial Officer